================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ________________________

                                  SCHEDULE 13D


                   Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 6)
                            ________________________

                            HEWITT ASSOCIATES, INC.
                                (Name of Issuer)

                CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                   42822Q100
                                 (CUSIP Number)

                                THOMAS J. MURPHY
                   C/O GENERAL ATLANTIC SERVICE COMPANY, LLC
                                3 PICKWICK PLAZA
                          GREENWICH, CONNECTICUT 06830
                            TEL. NO.: (203) 629-8600
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                              and Communications)
                            ________________________

                                  JULY 17, 2009
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

---------------------                                       --------------------
42822Q100                                                         Page  2 of 16
---------------------                                       --------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [X]
                                                                (b)   [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
      NUMBER OF
                                  -0-
       SHARES            -------------------------------------------------------
                         8        SHARED VOTING POWER
BENEFICIALLY OWNED BY
                                  4,249,984
    EACH REPORTING       -------------------------------------------------------
                         9        SOLE DISPOSITIVE POWER
        PERSON
                                  -0-
         WITH            -------------------------------------------------------
                         10       SHARED DISPOSITIVE POWER

                                  4,249,984
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,249,984
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------                                       --------------------
42822Q100                                                         Page  3 of 16
---------------------                                       --------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 54, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [X]
                                                                (b)   [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
      NUMBER OF
                                  -0-
       SHARES            -------------------------------------------------------
                         8        SHARED VOTING POWER
BENEFICIALLY OWNED BY
                                  4,249,984
    EACH REPORTING       -------------------------------------------------------
                         9        SOLE DISPOSITIVE POWER
        PERSON
                                  -0-
         WITH            -------------------------------------------------------
                         10       SHARED DISPOSITIVE POWER

                                  4,249,984
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,249,984
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------                                       --------------------
42822Q100                                                         Page  4 of 16
---------------------                                       --------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 57, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [X]
                                                                (b)   [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
      NUMBER OF
                                  -0-
       SHARES            -------------------------------------------------------
                         8        SHARED VOTING POWER
BENEFICIALLY OWNED BY
                                  4,249,984
    EACH REPORTING       -------------------------------------------------------
                         9        SOLE DISPOSITIVE POWER
        PERSON
                                  -0-
         WITH            -------------------------------------------------------
                         10       SHARED DISPOSITIVE POWER

                                  4,249,984
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,249,984
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------                                       --------------------
42822Q100                                                         Page  5 of 16
---------------------                                       --------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 60, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [X]
                                                                (b)   [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
      NUMBER OF
                                  -0-
       SHARES            -------------------------------------------------------
                         8        SHARED VOTING POWER
BENEFICIALLY OWNED BY
                                  4,249,984
    EACH REPORTING       -------------------------------------------------------
                         9        SOLE DISPOSITIVE POWER
        PERSON
                                  -0-
         WITH            -------------------------------------------------------
                         10       SHARED DISPOSITIVE POWER

                                  4,249,984
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,249,984
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------                                       --------------------
42822Q100                                                         Page  6 of 16
---------------------                                       --------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP Coinvestment Partners, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [X]
                                                                (b)   [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
      NUMBER OF
                                  -0-
       SHARES            -------------------------------------------------------
                         8        SHARED VOTING POWER
BENEFICIALLY OWNED BY
                                  4,249,984
    EACH REPORTING       -------------------------------------------------------
                         9        SOLE DISPOSITIVE POWER
        PERSON
                                  -0-
         WITH            -------------------------------------------------------
                         10       SHARED DISPOSITIVE POWER

                                  4,249,984
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,249,984
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------                                       --------------------
42822Q100                                                         Page  7 of 16
---------------------                                       --------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP Coinvestment Partners II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [X]
                                                                (b)   [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
      NUMBER OF
                                  -0-
       SHARES            -------------------------------------------------------
                         8        SHARED VOTING POWER
BENEFICIALLY OWNED BY
                                  4,249,984
    EACH REPORTING       -------------------------------------------------------
                         9        SOLE DISPOSITIVE POWER
        PERSON
                                  -0-
         WITH            -------------------------------------------------------
                         10       SHARED DISPOSITIVE POWER

                                  4,249,984
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,249,984
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------                                       --------------------
42822Q100                                                         Page  8 of 16
---------------------                                       --------------------


ITEM 1.  SECURITY AND ISSUER.

     This Amendment No. 6 ("Amendment No. 6") to the Schedule 13D relates to the Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") of Hewitt Associates, Inc., a Delaware corporation (the "Company"). This Amendment No. 6 supplementally amends the initial statement on Schedule 13D, dated as of October 8, 2004 (the "Original 13D"), as amended by Amendment No. 1 thereto, dated as of September 28, 2005 ("Amendment No. 1"), as amended by Amendment No. 2 thereto, dated as of April 22, 2009 ("Amendment No. 2"), as amended by Amendment No. 3 thereto, dated as of May 5, 2009 ("Amendment No. 3"), as amended by Amendment No. 4 thereto, dated as of June 2, 2009 (Amendment No. 4"), as amended by Amendment No. 5 thereto, dated as of June 16, 2009 ("Amendment No. 5" and together with the Original 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4, the "Initial Statement"). The address of the principal executive office of the Company is 100 Half Day Road, Lincolnshire, Illinois 60069. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Initial Statement. The Initial Statement is supplementally amended as follows.

ITEM 2.  IDENTITY AND BACKGROUND.

No material change.

---------------------                                       --------------------
42822Q100                                                         Page  9 of 16
---------------------                                       --------------------


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

No material change.

ITEM 4.  PURPOSE OF TRANSACTION.

No material change.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

Item 5 is hereby amended and restated as follows:

     (a) As of the date hereof, GA, GAP 54, GAP 57, GAP 60, GAPCO and GAPCO II each own of record, no shares of Class A Common Stock, 2,041,346 shares of Class A Common Stock, 488,383 shares of Class A Common Stock, 954,653 shares of Class A Common Stock, 329,123 shares of Class A Common Stock and 436,479 shares of Class A Common Stock, respectively, or 0%, 2.2%, 0.5%, 1.0%, 0.4% and 0.4%, respectively, of the Company's issued and outstanding shares of Class A Common Stock.

     By virtue of the fact that the general partners authorized and empowered to vote and dispose of the securities held by each of GAPCO and GAPCO II are GA Managing Directors, and that GA is the general partner of each of GAP 54, GAP 57, and GAP 60, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the shares of Class A Common Stock which each owns of record. Accordingly, as of the date hereof, each of the Reporting Persons may be deemed to own beneficially an aggregate of 4,249,984 shares of Class A Common Stock or 4.5% of the Company's issued and outstanding shares of Class A Common Stock.

     (b) Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 4,249,984 shares of Class A Common Stock that may be deemed to be owned beneficially by each of them.

---------------------                                       --------------------
42822Q100                                                         Page 10 of 16
---------------------                                       --------------------


     (c) Except for the dispositions set forth on SCHEDULE A hereto and as set forth in Amendment No. 2, Amendment No. 3, Amendment No. 4 and Amendment No. 5, to the knowledge of the Reporting Persons with respect to the persons named in response to paragraph (a), none of the persons named in response to paragraph
(a) has effected any transactions in shares of the Class A Common Stock during the past 60 days.

     (d) No person other than the persons listed is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any securities owned by any member of the group. (e) On July 17, 2009 the Reporting Persons ceased to be the beneficial owner of more than five percent of the Class A Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIP WITH RESPECT TO THE ISSUER.

No material change.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

              Exhibit 1: Agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

---------------------                                       --------------------
42822Q100                                                         Page 11 of 16
---------------------                                       --------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of July 21, 2009.


                                        GENERAL ATLANTIC LLC

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner


                                        GENERAL ATLANTIC PARTNERS 54, L.P.

                                        By: General Atlantic LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner


                                        GENERAL ATLANTIC PARTNERS 57, L.P.

                                        By: General Atlantic LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner


                                        GENERAL ATLANTIC PARTNERS 60, L.P.

                                        By: General Atlantic LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner


                                        GAP COINVESTMENT PARTNERS, L.P.

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner

---------------------                                       --------------------
42822Q100                                                         Page 12 of 16
---------------------                                       --------------------



                                        GAP COINVESTMENT PARTNERS II, L.P.

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner

---------------------                                       --------------------
42822Q100                                                         Page 13 of 16
---------------------                                       --------------------


EXHIBIT 1
to SCHEDULE 13D

                          JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13D-(k)(1)

     The  undersigned  acknowledge  and agree that the  foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  July 21, 2009

                                        GENERAL ATLANTIC LLC

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner


                                        GENERAL ATLANTIC PARTNERS 54, L.P.

                                        By: General Atlantic LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner


                                        GENERAL ATLANTIC PARTNERS 57, L.P.

                                        By: General Atlantic LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner

---------------------                                       --------------------
42822Q100                                                         Page 14 of 16
---------------------                                       --------------------



                                        GENERAL ATLANTIC PARTNERS 60, L.P.

                                        By: General Atlantic LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner


                                        GAP COINVESTMENT PARTNERS, L.P.

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner


                                        GAP COINVESTMENT PARTNERS II, L.P.

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner

---------------------                                       --------------------
42822Q100                                                         Page 15 of 16
---------------------                                       --------------------


                                   SCHEDULE A


   (All transactions were made in the open market unless otherwise indicated)


     --------------- ---------------- -------------- -----------------
         6/19/09         GAP 54           8,490           $30.204
     --------------- ---------------- -------------- -----------------
         6/19/09         GAP 57           2,031           $30.204
     --------------- ---------------- -------------- -----------------
         6/19/09         GAP 60           3,970           $30.204
     --------------- ---------------- -------------- -----------------
         6/19/09          GAPCO           1,229           $30.204
     --------------- ---------------- -------------- -----------------
         6/19/09        GAPCO II          1,490           $30.204
     --------------- ---------------- -------------- -----------------
         6/19/09         GAP 54           5,341           $30.124
     --------------- ---------------- -------------- -----------------
         6/19/09         GAP 57           1,278           $30.124
     --------------- ---------------- -------------- -----------------
         6/19/09         GAP 60           2,499           $30.124
     --------------- ---------------- -------------- -----------------
         6/19/09          GAPCO            772            $30.124
     --------------- ---------------- -------------- -----------------
         6/19/09        GAPCO II           938            $30.124
     --------------- ---------------- -------------- -----------------
         6/19/09          GAPCO          10,526           N/A (1)
     --------------- ---------------- -------------- -----------------
         6/19/09        GAPCO II         13,279           N/A (2)
     --------------- ---------------- -------------- -----------------
         6/29/09         GAP 54          71,544           $30.042
     --------------- ---------------- -------------- -----------------
         6/29/09         GAP 57          17,116           $30.042
     --------------- ---------------- -------------- -----------------
         6/29/09         GAP 60          33,457           $30.042
     --------------- ---------------- -------------- -----------------
         6/29/09          GAPCO          10,347           $30.042
     --------------- ---------------- -------------- -----------------
         6/29/09        GAPCO II         12,554           $30.042
     --------------- ---------------- -------------- -----------------
         6/30/09         GAP 54           2,384           $30.050
     --------------- ---------------- -------------- -----------------
         6/30/09         GAP 57            571            $30.050
     --------------- ---------------- -------------- -----------------
         6/30/09         GAP 60           1,116           $30.050
     --------------- ---------------- -------------- -----------------
         6/30/09          GAPCO            345            $30.050
     --------------- ---------------- -------------- -----------------
         6/30/09        GAPCO II           418            $30.050
     --------------- ---------------- -------------- -----------------
         7/01/09         GAP 54          37,583           $29.989
     --------------- ---------------- -------------- -----------------
         7/01/09         GAP 57           8,992           $29.989
     --------------- ---------------- -------------- -----------------
         7/01/09         GAP 60          17,576           $29.989
     --------------- ---------------- -------------- -----------------
         7/01/09          GAPCO           5,436           $29.989
     --------------- ---------------- -------------- -----------------
         7/01/09        GAPCO II          6,595           $29.989
     --------------- ---------------- -------------- -----------------

--------------------                                        --------------------
42822Q100                                                         Page 16 of 16
--------------------                                        --------------------


     --------------- ---------------- -------------- -----------------
         7/16/09         GAP 54          130,351          $29.529
     --------------- ---------------- -------------- -----------------
         7/16/09         GAP 57          31,186           $29.529
     --------------- ---------------- -------------- -----------------
         7/16/09         GAP 60          60,960           $29.529
     --------------- ---------------- -------------- -----------------
         7/16/09          GAPCO          18,852           $29.529
     --------------- ---------------- -------------- -----------------
         7/16/09        GAPCO II         22,875           $29.529
     --------------- ---------------- -------------- -----------------
         7/17/09         GAP 54          95,392           $29.796
     --------------- ---------------- -------------- -----------------
         7/17/09         GAP 57          22,821           $29.796
     --------------- ---------------- -------------- -----------------
         7/17/09         GAP 60          44,610           $29.796
     --------------- ---------------- -------------- -----------------
         7/17/09          GAPCO          12,712           $29.796
     --------------- ---------------- -------------- -----------------
         7/17/09        GAPCO II         15,499           $29.796
     --------------- ---------------- -------------- -----------------
         7/17/09         GAP 54          137,219          $29.832
     --------------- ---------------- -------------- -----------------
         7/17/09         GAP 57          32,829           $29.832
     --------------- ---------------- -------------- -----------------
         7/17/09         GAP 60          64,172           $29.832
     --------------- ---------------- -------------- -----------------
         7/17/09          GAPCO          18,287           $29.832
     --------------- ---------------- -------------- -----------------
         7/17/09        GAPCO II         22,299           $29.832
     --------------- ---------------- -------------- -----------------
         7/17/09          GAPCO           6,268           N/A (1)
     --------------- ---------------- -------------- -----------------
         7/17/09        GAPCO II          7,159           N/A (2)
     --------------- ---------------- -------------- -----------------


     (1) Distribution to limited partners.
     (2) Distribution to limited partners.